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                                 EXHIBIT (d)(4)

         E.PIPHANY, INC. 2000 NONSTATUTORY STOCK OPTION PLAN PROSPECTUS


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PROSPECTUS


                                 E.PIPHANY, INC.

                       2000 NONSTATUTORY STOCK OPTION PLAN


        This prospectus relates to shares of common stock of E.piphany, Inc. offered to our employees and consultants pursuant to our 2000 Nonstatutory Stock Plan, referred to in this prospectus as the Plan. The terms and conditions of the Plan, including the prices of the shares of our common stock, are governed by the provisions of the Plan and the agreements issued under the Plan. E.piphany, Inc. is referred to in this prospectus as "we," "us," or "our."



             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.



        Our executive offices are located at 1900 South Norfolk Street, Suite 310, San Mateo, California 94403 and our telephone number at that location is
(650) 356-3800.













                The date of this prospectus is October 23, 2000.


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        This prospectus contains information concerning us and the Plan, but does not contain all the information set forth in the Form S-8 registration statement for the Plan which we filed with the Securities and Exchange Commission, referred to as the Commission, under the Securities Act of 1933, as amended, referred to as the Securities Act. The Form S-8 registration statement, including the exhibits to the registration statement, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

        Upon your written or oral request, we will provide to you without charge:

        - a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, and

        - a copy of any other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) under the Securities Act, including our most recent annual report to stockholders, proxy statement and other communications distributed to our stockholders generally.

Requests for copies of such documents and requests for additional information about the Plan should be directed to Marcia Sutton, Stock Administrator, E.piphany, Inc., 1900 South Norfolk Street, Suite 310, San Mateo, California 94403 and our telephone number at that location is (650) 356-3800.

        Except for Marcia Sutton, no person has been authorized to give any information or make any representations, other than those contained in this prospectus, in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offering in any state in which such offering may not lawfully be made.


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                         QUESTIONS AND ANSWERS ABOUT THE

                                 E.PIPHANY, INC.

                          2000 NONSTATUTORY STOCK PLAN

WHAT IS THE PLAN?

        The Plan was adopted by our board of directors in October 2000. The Plan allows us to provide equity incentives to employees and consultants who provide services to us and any of our subsidiaries or designated affiliates by providing such individuals with an opportunity to acquire shares of our common stock.

        The Plan is not a qualified deferred compensation plan under 401(a) of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan will expire by its own terms in 2010, unless terminated sooner by the Board.

WHAT SHOULD I KNOW ABOUT THIS PROSPECTUS?

        This prospectus describes the main features of the Plan. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

WHAT ARE THE PURPOSES OF THE PLAN?

        The purposes of the Plan are to:

        - attract and retain the best available personnel for positions of substantial responsibility,

        - to provide additional incentive to our employees and consultants, and

        -   to promote the success of our business.

HOW MANY SHARES OF STOCK ARE RESERVED FOR ISSUANCE UNDER THE PLAN?

        We have reserved 1,500,000 shares of our common stock for issuance under the Plan.

        The shares may be authorized, but unissued or reacquired shares of our common stock.

WHO ADMINISTERS THE PLAN?

        The Plan is administered by our Board or a committee appointed by our board of directors. Members of our board of directors are elected for three-year terms but can be removed from office before the expiration of such term with cause upon a sufficient vote of the stockholders.


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        The administrator of the Plan has final authority to interpret any provision of the Plan or any grant made under the Plan.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

        Our employees and consultants, or employees and consultants of any of our parent or subsidiary companies, are eligible to receive nonstatutory stock options. Our directors cannot receive option grants under the Plan. Our officers are eligible for option grants only in connection with their initial employment.

WHO SELECTS THE EMPLOYEES AND CONSULTANTS WHO RECEIVE GRANTS?

        The administrator of the Plan selects the employees and consultants who receive awards granted under the Plan.

WHAT TYPES OF GRANTS ARE PERMITTED UNDER THE PLAN?

        The Plan permits us to grant nonstatutory stock options as described below. The "Tax Information" section summarizes the tax treatment of this type of grant.

WHAT IS A STOCK OPTION?

        An option is a right to buy stock in the future at a predetermined price. Nonstatutory stock options are options that do not qualify as incentive stock options under Section 422 of the Code.

        Subject to the provisions of the Plan, the administrator of the Plan determines the term of your option, the number of shares subject to your option, the exercise price of your option and the time your option may be exercised.

        If your service relationship terminates for any reason, your option may be exercised to the extent it was exercisable on the date of such termination for a period of time determined by the administrator of the Plan at the time the option is granted. In the case of a termination for disability or death, the period for exercise following termination generally will be twelve (12) months. In all other cases, the period for exercise of an option following termination generally will be three (3) months. In no event may you exercise your option after the expiration of the original term of your option.

        The administrator of the Plan determines how you may pay the exercise price of your option. The Plan specifically states that the following are acceptable forms of consideration:

        -   cash,

        -   check,

        -   promissory note,

        -   certain other shares of our common stock,

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        -   "cashless exercise,"

        -   a reduction in the amount of any liability we may have with you,

        -   any other form of consideration permitted by applicable law, or

        -   any combination of the above.

Subject to the administrator's discretion, if you incur tax liability upon the exercise of your option, you may satisfy your withholding obligation by electing to have us retain a sufficient number of shares to cover the withholding obligation.

WHAT TERMS APPLY TO ALL OPTIONS?

        Non-transferability of Options. Subject to the discretion of the administrator, you generally may not transfer an option granted to you under the Plan, other than by will or the laws of descent and distribution, and generally only you may exercise an option granted to you during your lifetime.

        Adjustment on Changes in Capitalization. In the event any change, such as a stock split or stock dividend, is made in our capitalization which results in an increase or decrease in the number of issued shares of our Common stock without our receipt of consideration, an appropriate adjustment will be made in the price of your option and the number of shares subject to your option.

        Effect of our Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the administrator will notify you as soon as practicable prior to the effective date of the proposed transaction. The administrator may, in its discretion, provide that your option will become vested and exercisable as to all shares subject to your option, including shares as to which the option would not otherwise be vested or exercisable, until ten
(10) days prior to the transaction.

         Effect of our Acquisition. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, your outstanding option may be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation refuses to assume or substitute for your outstanding options, your options will fully vest and become exercisable as to all shares subject to such option, including shares which would not otherwise be vested or exercisable. In such a case, the administrator will notify you that your option will be fully vested and exercisable for a period of fifteen (15) days from such notice. The option will terminate upon the expiration of such period.

        Amendment and Termination. The board may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect the terms of your option without your consent.


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ADDITIONAL CONSIDERATIONS FOR OUR "AFFILIATES".

        Certain of our officers and directors are considered our "affiliates", as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell Common stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions:

        - the resale must be made through a broker in an unsolicited "broker's transaction" or in a direct transaction with a "market maker," as those terms are defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),

        -   certain information about us must be publicly available,

        - the amount of our common stock sold in any three-month period must not exceed the limits of Rule 144(e), and

        - if applicable, a Form 144 must be timely filed with the Securities and Exchange Commission.

If the resale is by an affiliate pursuant to a registration statement, it may not be made in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this prospectus.



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                                 TAX INFORMATION

        The following is a brief summary of the effect of U.S. federal income tax laws upon options granted under the Plan based on U.S. federal income tax laws in effect on October 23, 2000.

        THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF YOUR DEATH OR THE PROVISIONS OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH YOU MAY RESIDE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAXATION OF THESE OPTIONS.

        Nonstatutory Stock Options. With respect to nonstatutory stock options, no income is recognized by you at the time the option is granted. Generally, at exercise, ordinary income is recognized by you in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction in the same amount. Upon disposition of the shares by you, any gain or loss is treated as capital gain or loss. If you were an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

        Capital Gain. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve (12) months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of twenty percent (20%). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

           ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

        If you are a Section 16 Insider, you are advised to consult with our general counsel and with your own personal advisor regarding reporting and liability under Section 16 with respect to your transactions under the Plan.


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                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents and information we previously filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

        (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed pursuant to Section 13 of the Exchange Act.

        (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, filed pursuant to Section 13 of the Exchange Act.

        (3) The description of our common stock which is contained in our registration statement on Form 8-A (file No. 333-82799), pursuant to Section 12(b) of the Exchange Act.

        All documents we have filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing such documents.


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